SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report
Pursuant To Section 13 Or 15(D) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2008
MRV COMMUNICATIONS, INC.
(Name of registrant as specified in its charter)

DELAWARE	06-1340090
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)

20415 Nordhoff Street
Chatsworth, Ca	91311
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (818) 773-0900
Not Applicable
Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry Into a Material Definitive Agreement.
On April 7, 2008, Source Photonics, Inc. (“Source Photonics”), a Delaware corporation and wholly-owned subsidiary of MRV Communications, Inc. (the “registrant”), LuminentOIC, Inc., a Delaware corporation and wholly-owned subsidiary of Source Photonics (“LuminentOIC”) and Fiberxon, Inc., a Delaware corporation and wholly-owned subsidiary of the registrant (“Fiberxon,” and together with Source Photonics and LuminentOIC, the “Borrowers”) entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) for a working capital loan facility which will enable the Borrowers to borrow up to a maximum of $15.0 million against qualified accounts receivable of up to $18.75 million (the “Agreement”). The Maturity Date of the Agreement is April 6, 2009. All capitalized terms not defined herein have the meanings ascribed thereto in the Agreement.
Under the terms of the Agreement, the Borrowers may request that SVB, in its good faith business discretion in each instance, finance certain of the Borrowers’ Eligible Accounts in amounts equal to the Advance Rate currently in effect multiplied by the face amount of the Eligible Account. The initial Advance Rate is 80.0%, net of any offsets related to each specific Account Debtor, but SVB may, at its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis. The Borrowers shall pay to SVB the unpaid principal amount of all Advances with all interest, fees and finance charges due thereon as and when due in accordance with the Agreement. The interest rate applicable to each Advance ranges from zero to four percent (0-4.0%) over SVB’s prime rate, dependent on the Borrowers’ Quick Ratio, which is a ratio of Borrowers’ consolidated unrestricted cash and cash equivalents held at SVB and net Accounts receivable to all obligations and liabilities of the Borrowers to SVB, plus, without duplication, the aggregate amount of the Borrowers Total Liabilities that mature within one (1) year.
The Borrowers are obligated to repay the Advances on the earliest of (a) the date of collection of the individual Financed Receivable with respect to which the Advance was made; (b) the date the Financed Receivable no longer qualifies as an Eligible Account; (c) the date on which any Adjustment is asserted to the Financed Receivable; (d) the date on which there is a breach of any warranty or representation contained in the Agreement or (e) the Maturity Date. The Agreement also provides for certain events of default, including payment default, covenant default, material adverse change conditions, and insolvency conditions. In an event of default, SVB may accelerate the maturity of the Borrowers’ payment obligations and enforce other remedies.
Under the Agreement, each of the Borrowers granted SVB a security interest in all of its right, title and interest in its assets, other than intellectual property, and agreed not to sell, transfer, assign, mortgage, pledge, grant a security interest in or encumber any of its intellectual property without SVB’s prior written consent.
The Borrowers also paid a $50,000 facility fee, and are subject to additional administrative fees under certain circumstances.
The Agreement contains other customary terms and conditions, including representations and warranties, affirmative and negative covenants, events of default and indemnity provisions. Such covenants, among other things, could limit the Borrowers’ ability to incur indebtedness, incur liens or other encumbrances, enter into mergers, consolidations and asset sales, engage in transactions with affiliates, pay dividends or other distributions, and change the nature of the business conducted by the Borrowers. Specifically, the Agreement prohibits each Borrower from paying any dividends, making any distribution or payments, redeeming, retiring or repurchasing any of its capital stock, with a limited exception for certain dividends, distributions or other payments to the registrant.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibits 10.1 and incorporated herein by reference.
Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement dated April 7, 2008 by and among Source Photonics, Inc., Fiberxon, Inc., LuminentOIC, Inc. and Silicon Valley Bank.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: April 11, 2008

MRV COMMUNICATIONS, INC.
By:	/s/ Noam Lotan
Noam Lotan
President and Chief Executive Officer